UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event report) December 6, 2005
COACHMEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA	1-7160	31-1101097
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2831 DEXTER DRIVE
ELKHART, INDIANA 46514
(Address of principal executive offices)

Registrant’s telephone number, including area code: (574) 262-0123

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2005, Coachmen Industries, Inc. (the “Company”) established a compensation plan for the member of the Board of Directors of the Company serving as the “Lead Director”. This compensation plan provides for the payment to the Lead Director of an annual retainer of $44,000, payable one-half in cash and one-half in the Company’s common stock, and a grant of 1,000 shares of restricted common stock. In addition, the Lead Director will receive the same fees for serving on a committee or as a committee chair as the Company’s other directors: (i) a committee fee for each committee on which the director serves as a member in the amount of $5,500 for the audit committee, $3,500 for the management development/compensation committee and $3,500 for the governance committee, or (ii) a committee chairman’s fee (in lieu of a committee fee) for each committee on which the director serves as the chairman in the amount of $7,500 for the audit committee, $5,500 for the management development/compensation committee and $5,500 for the governance committee. At least 15 days prior to each annual shareholders’ meeting, each director, including the Lead Director, may irrevocably elect in writing to receive any portion of his or her cash compensation in unrestricted common stock valued at 110% of the cash amount elected, plus an amount calculated by the Company necessary to gross up the director’s income to cover the director’s federal income taxes for that year for the additional 10% of stock, or in restricted common stock valued at 140% of the cash amount elected. The value of each element of compensation paid in common stock is equal to the closing price of the common stock on the NYSE Composite Transactions Tape, as reported in the Wall Street Journal. Directors’ compensation is paid promptly once each year immediately following the annual shareholders’ meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COACHMEN INDUSTRIES, INC.

By: /s/ Richard M. Lavers
Richard M. Lavers, Chief Financial Officer, Executive Vice President, General Counsel and Secretary

Date: December 12, 2005